Mitek acquires ID R&D to lead fight against biometric identity fraud
Consumer adoption of biometric security technologies skyrockets

SAN DIEGO, CA, May 28, 2021 - Mitek (NASDAQ: MITK), a global leader in digital identity verification, today announced that it has acquired ID R&D, an award-winning provider of artificial intelligence (AI)-based voice and face biometrics and liveness detection. Shareholders of ID R&D will be entitled to receive up to $49 million in Mitek stock and cash as consideration.

ID R&D’s pioneering facial and voice biometric capabilities provide increased protection against today’s most sophisticated identity theft and increasingly dangerous fraud techniques, such as deepfakes and synthetic voice augmentation. These technologies ensure the highest level of security against evolving threats and deliver an imperceptible consumer experience.

The rapid advancement and availability of deepfake and other identity augmenting technologies presents a significant new threat to consumers. Gartner predicts that in only two years, 20% of all successful account take over attacks will use these technologies. To defend against the rise and growing sophistication of these fraud attacks, the identity verification market is expected to reach $15.8 billion in the US by 2025, according to a report by Markets and Markets. ID R&D’s multi-modal approach to identity authentication directly addresses these threats by combining passive facial liveness and voice anti-spoofing technologies, accurately identifying even advanced AI-based deceptions to ensure each transaction is completed by a real person.

“Today’s consumers are transacting in a digital-first world, and they expect to trust technology to keep them safe against burgeoning threats. Identity verification has never been more relevant,” said Max Carnecchia CEO Mitek Systems. “Rapid advances in artificial intelligence are enabling novel forms of fraud, which means technologies like those pioneered by ID R&D are critical in this fight.”

The integration of Mitek and IBIS simplifies and secures the entire transaction lifecycle for both businesses and consumers. Businesses and financial institutions will have access to one authentication solution to deploy throughout the complete transaction cycle, and can provide consumers with a simple, intuitive approach to fighting fraud.

Biometric traits are the most unique and human basis for authentication, and this authenticity has led to rapid consumer adoption of the technology. Juniper Research estimates that by 2025, 1.4 billion consumers will be using facial recognition to facilitate secure transactions. However, the latest emerging threats also show the need for the industry to continually innovate to stay ahead of the fraudsters. For example, many facial recognition technologies require active liveness detection – the need to blink or yawn prior to a photo being taken. Modern deepfake technology provides the tools for fraudsters to easily mimic these actions, making ID R&D’s technology vital in the fight against fraud.

“Consumers want an easy, frictionless experience. We are proud to join Mitek to scale our leading voice biometrics, facial liveness and deepfake detection technologies,’ said Alexey Khitrov, CEO at ID R&D. “This move accelerates our vision to be the industry’s center of excellence to fight fraud more seamlessly without inconveniencing customers.”

How it works: When a person opens a new account remotely or is required to verify their identity for a high value transaction, the person must prove who they are through credentials, identification documents and a biometric. The customer is initially verified through identity proofing which combines a digital copy of an identity document and taking a selfie. Liveness detection ensures the user is present, not a spoof. Later the same person can use biometrics to securely and easily authenticate when logging in or to reverify their identity.

In addition to integrating into the Mitek solution, ID R&D will continue to offer its core biometric components directly to the market. ID R&D will also continue to operate under its brand.

About Mitek
Mitek (NASDAQ: MITK) is a global leader in mobile capture and digital identity verification built on the latest advancements in computer vision and artificial intelligence. Mitek’s identity verification solutions enable organizations to verify an individual’s identity during digital transactions to reduce risk and meet regulatory requirements, while increasing revenue from digital channels. More than 7,500 organizations use Mitek to enable trust and convenience for mobile check deposit, new account opening and more. Mitek is based in San Diego, Calif., with offices across the U.S. and Europe. Learn more at www.miteksystems.com. Follow Mitek on LinkedIn, Twitter and YouTube, and read Mitek’s latest blog posts here.

About ID R&D
ID R&D is an award-winning provider of AI-based voice and face biometrics and liveness detection. With one of the strongest R&D teams in the industry, ID R&D consistently delivers innovative, best-in-class biometric capabilities that raise the bar in terms of usability and performance. Our proven products have achieved superior results in industry-leading challenges, third-party testing, and real-world deployments in more than 40 countries. ID R&D’s solutions are available for easy integration with mobile, web, messaging, and telephone channels, as well as in smart speakers, set-top boxes, and other IoT devices. ID R&D is based in New York, NY.

For more information, press only:

Mitek Global
Angela M. Romei
Corporate Communications Director
pr@miteksystems.com

Lewis Communications US
Ed Cruz
ed.cruz@teamlewis.com

Lewis Communications UK
Gemma Sowerby
gemma.sowerby@teamlewis.com

Notice regarding forward-looking statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Mitek and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward- looking statements. All such forward-looking statements speak only as of the date they are made, and Mitek undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: any operational or cultural difficulties associated with the integration of the businesses of Mitek and ID R&D; potential adverse reactions or changes to business relationships resulting from the acquisition; unexpected costs, charges or expenses resulting from the acquisition; litigation or adverse judgments relating to the acquisition; and any changes in general economic and/or industry-specific conditions. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Mitek in general, see the risk disclosures in the Annual Report on Form 10-K of Mitek for the fiscal year ended September 30,

2020, and its quarterly reports on Form 10-Q and current reports on Form 8-K and other filings made with the SEC by Mitek, which you may obtain for free on the SEC’s website at www.sec.gov.